UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )

Filed by the Registrant	[	x	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	x	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                          Valgro Funds, Inc.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[	x	]	No fee required.
[		]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total Fee Paid:
[		]	Fee paid previously with preliminary materials.
[		]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Valgro® Fund
Proxy Statement

This report is neither a prospectus nor an annual report. It is intended for current shareholders of the Fund, and it is not to be distributed to prospective shareholders without a prospectus. The prospectus, the SAI (Statement of Additional Information), and the most recent annual & semiannual reports can be viewed on our web site at valgro.com. To get a free paper copy of any of these, to request other information about the Fund, or to make shareholder inquiries, please visit our web site at valgro.com, e-mail admin@valgro.com, or call us collect at (415) 665-5520.

Valgro is a registered service mark of Valgro Investments, Inc.

Table of Contents

  When and Where
  Voting Procedures
  Principal Holders
  Proposal #1: Liquidation and Dissolution
  Proxy

When and Where

A meeting of shareholders of Valgro Funds, Inc., will be held at 9AM Pacific Time on Thursday September 30, 2004, at 377 Warren Drive, San Francisco, CA 94131-1033. This is the address of the Fund and of its investment adviser, Valgro Investments, Inc.

Proxies must be received at this location before the meeting in order to be counted. You may change your vote or revoke your proxy at any time prior to the meeting. This notice and accompanying proxy are being sent to shareholders on September 10, 2004. Shareholders may vote the number of shares they held of record on August 31, 2004.

If shareholders do not approve the liquidation of the fund and you wish to submit a proposal to be voted on at next year's annual meeting, you must submit the documentation specified in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. This documentation must be received at the Fund's address by December 31, 2004.

The Board of Directors is soliciting your proxy and recommends a vote for liquidating the Fund and dissolving the corporation Valgro Funds, Inc. Any costs of this solicitation will be borne by the Fund.

The Fund distributes its own securities without an underwriter, as permitted by 15 USC 80a-12(b) for companies qualifying under 15 USC 80a-10(d).

Voting Procedures

Approval of the liquidation of the Fund and the dissolution of the corporation Valgro Funds, Inc., requires an affirmative vote by at least two thirds (2/3) of the outstanding voting securities of the Fund. To achieve this requirement, a quorum is therefore two thirds (2/3) of the outstanding voting securities of the Fund.

Abstentions and broker non-votes count toward a quorum, but they have the same effect as votes against approval of the proposals. That's because they're not counted as affirmative votes, but they are counted in the total number of votes cast when determining the percentage of approval.

Principal Holders

Anyone owning at least 5% of the Fund is considered a "principal holder." Of the 369,930.856 shares outstanding on the record date, principal holders were Stanley Rintel with 172,124.360 shares (46.5%), and Ruth Rintel with 173,329.404 shares (46.9%). Since Stanley and Ruth are the parents of Robert Rintel, the Fund's President, mail to any of them can be sent to the Fund's address, 377 Warren Drive, San Francisco, CA 94131-1033. Robert Rintel's 12,000.000 shares (3.2%) are the only shares owned by officers or directors of the Fund.

Proposal #1: Liquidation and Dissolution

The Board of Directors convened on August 30, 2004, and recommended that the shareholders approve Management's request to liquidate the Fund and dissolve the corporation Valgro Funds, Inc. Management and the Board feel that the Fund's performance hasn't met Management's expectations.

If approved by shareholders, the Fund's net assets will be distributed in cash to shareholders within 1 month of shareholder approval. Management does not expect the liquidation to require any expenses other than the kinds and amounts of expenses incurred by the Fund throughout its life. Prior to distribution of assets, the Fund's investment adviser will reimburse the Fund for any unaccrued expenses already paid by the Fund. Therefore, you can expect to receive approximately the Fund's NAV just prior to the time of liquidation in exchange for each of your shares.

A liquidation of Fund shares could have tax consequences for you. If your investment is through a retirement account such as an IRA or 401(k), then you will generally have to do a rollover of the money you get into another qualifying retirement plan within the time limits set by the IRS (usually 60 days), as well as meeting any other IRS requirements, to avoid extra taxes. For non-retirement accounts, you will generally have to report realized gains or losses on your Fund shares based on the change in price between when you bought them and when they were liquidated or sold. This could raise or lower your taxes, depending on other items on your tax return, as well as whether they were gains or losses. We are not giving you any tax advice here: you should check with a tax professional to determine how a liquidation would affect your particular situation.

If you have any questions, you can contact the Fund at 377 Warren Drive, San Francisco, CA 94131-1033, or by calling collect at (415) 665-5520. No regulatory approvals are required, just shareholder approval.

Valgro Fund Proxy

The easiest way to vote is to email a reply with answers to the 1 question below. Alternatively, you can circle the answers and mail it to the address shown on the enclosed statement. Or you can attend the shareholder meeting.

  Do you approve the liquidation of the Fund and the dissolution of the corporation Valgro Funds, Inc.?
    Yes
    No
    Abstain

Please sign here (or type your name if replying by email): ______________________________ and date it: __________.